--------------------------------
                                                         OMB APPROVAL
                                              --------------------------------
                                              --------------------------------
                                              OMB Number:         3235-0167
                                              Expires:     October 31, 2004
                                              Estimated average burden
                                              hours per response:......1.50
                                              --------------------------------
                                              --------------------------------

                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                       FORM 15
    CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
     12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY
        TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934.

                                            Commission File Number:  333-67855

                         Dillard Asset Funding Company
                        Series 2000-1 and Series 2002-2
------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

        c/o Chase Manhattan Bank USA, N.A., 500 Stanton Christiana Rd.,
                    OPS4/3rd Floor, Newark, Delaware 19713
------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

    Class A Floating Rate Asset Backed Certificates Series 2000-1 and 3.80%
                  Class A Asset Backed Certificates Series 2002-2
------------------------------------------------------------------------------
             (Title of each class of securities covered by this Form)


------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    /_/           Rule 12h-3(b)(1)(i)   /_/
          Rule 12g-4(a)(1)(ii)   /_/           Rule 12h-3(b)(1)(ii)  /_/
          Rule 12g-4(a)(2)(i)    /_/           Rule 12h-3(b)(2)(i)   /_/
          Rule 12g-4(a)(2)(ii)   /_/           Rule 12h-3(b)(2)(ii)  /_/
                                               Rule 15d-6            /X/


     Approximate number of holders of record as of the certification or notice
date:   14

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 29, 2004          By:/s/ Sherrill E. Wise
       -----------------            ---------------------------------------
                                    Name:  Sherrill E. Wise
                                    Title: Administrator

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing this form shall be typed or printed under the signature.



                 Persons who respond to the collection of information contained in this form are not required to respond unless the form
SEC 2069 (09-03) displays a currently valid OMB control number.